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                                                                      Exhibit 21


                          PARAGON TRADE BRANDS, INC.
                          Subsidiaries of the Company


                 SUBSIDIARY                       JURISDICTION OF INCORPORATION
                 ----------                       -----------------------------
Juliette Research S.A.                                  Uruguay
Paragon Trade Brands (Canada) Inc.                      Canada
Paragon Trade Brands FCS, Inc.                          U.S. Virgin Islands
PTB International, Inc.                                 State of Delaware
PTB Acquisition Sub, Inc.                               State of Delaware
PTB Holdings, Inc.                                      State of Ohio
Paragon-Mabesa International, S.A. de C.V. (51%)        Mexico